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The following is a transcript of a conference call held by Viasat, Inc. (“Viasat”) on February 3, 2022. This transcript was prepared by a third party and has not been independently verified and may contain errors:”

Transcript

Operator: Welcome to Viasat’s Fiscal Year 2022 Third Quarter Earnings Conference Call. Your host for today’s call is Rick Baldridge, President and CEO. You may proceed, Mr. Baldrige.

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: Okay. Thanks. Thanks for joining us today, everybody. We released our shareholder letter earlier today before the market opened, and we hope you’ve had a chance to take a look to that. Joining me today on the call is Mark Dankberg, our Executive Chairman; Shawn Duffy, our CFO; Robert Blair, our General Counsel; Paul Froelich from Corporate Development; and Peter Lopez from Investor Relations.

Today’s call will consist of some – just a couple of brief opening remarks, and then we’ll go into Q&A. First, let’s have Robert to provide us our Safe Harbor.

Robert J. Blair, Secretary, Vice President & General Counsel, Viasat, Inc.: Thanks, Rick. As you know, this discussion will contain forward-looking statements. This is a reminder that factors could cause actual results to differ materially. Additional information concerning these factors is contained in our SEC filings including our most recent reports on Forms 10-K and 10-Q. Copies are available from the SEC or from our website.

With that said, back to you, Rick.

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: Okay. Thanks, Robert. First, if you did have a chance to read the letter, you can see our business continues to perform well on almost every front. So today, we’ll go into some of the details, talk about Viasat-3 schedule a bit, and give you an update on the Inmarsat transaction. We’ve tried to answer a lot of the questions that we’ve been getting in the letter, but also hope to answer in our remaining questions here in a few minutes.

With that, I’ll start with a few of the important highlights for the quarter. Revenue grew by $144 million year over year to a record $720 million, while adjusted EBITDA also reached a new record of $163 million, which continues the momentum of the last several quarters. We grew year-over-year in each of our segments as well. In Satellite Services, year-over-year revenue growth of 40% was driven mainly by the performance in our IFC business. Both aircraft returned to service and new customers such as Delta coming on line, as well as contributions from the RigNet and EBI acquisitions. Fixed broadband was reasonably flat as we continue to reallocate finite bandwidth resources to our growing mobility business. Overall, 37% of our satellite services revenue came from mobility in the quarter, international and other revenue underscoring the increasing diversity of our businesses. Those businesses have the greatest growth opportunity, and we anticipate we’ll continue to diversify our satellite services portfolio as we go forward.

Government systems had good revenue performance with service revenues up 5% year-over-year and total revenue up 2% year-over-year. While we saw strong performance from tactical satcom radio and tactical data link products, there have been longer than anticipated delays in processing certifications required prior to delivery of some of our security assurance product orders. In addition to the $956 million in backlog, we have IDIQ contracts with almost $4 billion of un-awarded potential value, none of which is included in our backlog number.

Commercial Networks continue to deliver good results, with revenues up 55% year-over-year. The increase was mostly driven by increased IFC terminal shipments and another strong contribution from our ground antenna systems division and RigNet product revenue. We expect that our IFC orders and antenna systems backlog will support continued good results in this segment.

Turning to our announced acquisition Inmarsat. We spent our time since the announcement preparing the required filings and are progressing well on multiple fronts. We completed the required loan amendment of ViaSat’s $700 million revolver and Inmarsat’s $700 million credit facility and $1.7 billion term loan. We’re progressing well on the regulatory front both in the US, UK and have made initial regulatory filings with the US Department of Justice, and the SEC and plan to make many additional filings in the next few weeks.

Inmarsat itself in delivering strong financial and operational results consistent with what we thought. You can see further details on page 8 of the shareholder letter. I also remind you to keep an eye out for our transaction proxy which is expected to be filed very soon. We’re very excited about the transaction and so are our customers. A number of airlines have been reaching out to learn more about the transaction including how it will help us better serve our existing and future customers. We think our dedication to global growth has been a big consideration in recent business activity and new orders for long range aircraft.

On our last call, we said we expect to close in 9 to 18 months from signing. We continue to believe that’s a good estimate and hopefully by the end of this calendar year. Regarding the ViaSat-3 constellation, the ViaSat-3 America’s launch is now expected to be late summer due to some modest slippage in our supply chain. We’ve been working through limited availability of specific critical skilled workers. We’ve made really good progress on alpha testing of our space ground system integration using one of our on orbit satellites and we’re working to take advantage of that to manage on orbit testing so we can maintain the commencement of initial services by the end of the calendar year. We don’t expect – which is consistent with what we’ve said before – we don’t expect this to materially impact our financial outlook we’ve previously provided.

ViaSat-3 EMEA payload module progressed very well in our Tempe facility. By taking advantage of the learnings from Flight 1 Americas, we’re now 95% complete of the payload units have been already installed. We’re in the final stages prior to shipping that to Boeing for integration with the bus. They expect learnings on the payload bus integration will benefit Flight 2 schedule at Boeing. And we continue to target that launch about six months after Flight 1.

Turning to the outlook briefly, our company-wide outlook remains strong. We continue to believe we’ll achieve our standalone financial targets, including our average annual adjusted EBITDA growth in the mid-teens for FY 2022 and 2023 relative to FY 2021. As we previously stated, we also believe we’re on track to more than double adjusted EBITDA by FY 2025 relative to FY 2020 on a standalone basis.

Well, of course, we’re very excited about the Inmarsat acquisition and ViaSat-3, our strong operational and financial performance demonstrates that our teams are working diligently to drive good execution. I think the same can be said for Inmarsat based on their strong performance.

So that, we’ll turn it over for questions.

Operator: Our first question comes from the line of Ric Prentiss of Raymond James. Your line is open.

Ric Prentiss, Analyst, Raymond James & Associates, Inc.: Thanks. Hey, everybody. Happy New Year, I guess, officially. A couple questions for you, guys. First, obviously, ViaSat-3 is slipping a little bit. 3B, you said about six months still after the first 3A. How should we think about magnitude of costs that you need to put in for ground and other operating expenses before the revenues start generating and what kind of pacing there might be as far as cost before revenues on the satellite launches?

Shawn Duffy, Chief Financial Officer & Senior Vice President, Viasat, Inc.: Hey, Ric. This is Shawn. So, you know, we’re starting to incur some of those as we speak, but there – you know, we’ve been trying to pace those somewhat with the launch. You can think of those this quarter as maybe $5 million. As we get closer and closer to launch, like I said, those will start to ramp up. So maybe, an annual rate around $35 million right before we go into service is a good estimate.

Ric Prentiss, Analyst, Raymond James & Associates, Inc.: $35 million on annual basis?

Shawn Duffy, Chief Financial Officer & Senior Vice President, Viasat, Inc.: Yeah. So it kind of ramps up to that.

Ric Prentiss, Analyst, Raymond James & Associates, Inc.: Makes sense. And obviously, it’s about a year from now that you get into service, hopefully, a little sooner. How are you guys feeling about maintaining flat revenue on the US consumer broadband side given the demand from in flight connectivity? Should we expect some declines in the revenues on consumer broadband as we look into the future?

Mark Dankberg, Executive Chairman, Viasat, Inc.: Ric, it’s Mark. So far, what we’re seeing is kind of the ARPU growth has maintained pretty much the same pace and actually, in some cases, a little bit better than the sub decline. And I think that’s also kind of consistent with what’s going on in the industry, so we think that more or less, kind of a trend that we’d expect between now and entering service in the US.

Ric Prentiss, Analyst, Raymond James & Associates, Inc.: Okay. We saw some announcements that looks like, on the competitive front, SpaceX’s Starlink is starting to pivot to some more business enterprise with $500 plans, $2,500 CPE costs. How are you thinking about the competitive dynamics out there as far as your ability to grow when Viasat-3A is in the air?

Mark Dankberg, Executive Chairman, Viasat, Inc.: Well, it’s a – few things. One, it’s a very big market. We have seen so far sort of, I’d say, de minimis and immaterial impact in the overall market due to SpaceX. And certainly you can see that they’re out there. But one of the points that we’ve made and I think that this is turning out to be true is that the better the services, the more value you can offer as a function of price, the bigger the market is.

And so, what’s happening is you’re seeing the market- we’re seeing the market grow, and I think we’re still getting a share of that market. That’s sufficient for our growth targets. The other point I would say is if you look at what we’re doing on the enterprise side, we tend to be a lot more vertically integrated into each specific market where there’s quite a bit of value add, besides just providing a broadband pipe. And we think that’s really a good fit for us. So the types of plans that they’re describing, they’re sort of interesting, but we don’t really see them having any impact on our forward-looking outlook.

Ric Prentiss, Analyst, Raymond James & Associates, Inc.: Great. Thanks, everyone. Stay well.

Operator: Thank you. Our next question comes from Landon Park of Morgan Stanley. Please go ahead.

Landon Park, Analyst, Morgan Stanley: Thank you. Hello, everyone. A couple of questions. So could you talk about your conversations that you’ve had with the UK government over the last couple of weeks and maybe some of your takeaways from those, and what type of concessions or agreements you guys are thinking about as part of the deal?

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: Yeah. So when we announced the deal, we were actually ready to go a little earlier, and they asked us to delay it. They had worked out what they call undertakings with the previous private equity group that had taken this thing private. And I’d say the discussions we’ve had are fairly consistent with those types of things, just not – quite frankly, the plans that we have in the UK, in my view, are quite a bit more favorable to the UK on what’s going on, and we’re more vertically integrated. We’ll bring more R&D. I think the types of people we hire will be more technical people.

So I think we just have a really positive story. And you’ve read the things on the newspaper, what they’re worried about, and I just – I don’t think we have that situation. Not every deal is the same. And so those have been the discussions, just talking about what our plans are, and I think the discussions have gone really well.

There were some articles that came out that by the same three people that previously written about it in a very negative way. And then the new articles are much more balanced. So, I think that we’ve got a good story. We’ve been in the UK for 10 years, over 10 years. We have data at rest security products over there that we provide today but actually provides most of the data at rest security across their MOD. We’ve previously announced a satellite operations center investment in the UK prior to this deal even getting signed. And so we have a very good story and they seem to be pretty receptive.

Landon Park, Analyst, Morgan Stanley: And is the deal going to be subject to the new national security oversight law that recently went into place?

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: It is, yes. So we expect a full review across the board on all – that’s what we expected going in.

Landon Park, Analyst, Morgan Stanley: Right. So moving on to the broadband business, there’s been some news that Facebook is going to be sort of winding down some of their or I think most of their international Wi-Fi Express business. They partnered with you in Mexico. Could you maybe just talk about any impacts that might have on you and maybe just a broader update on that international Wi-Fi program you guys have been wondering and what type of returns you’ve been able to see out of that business?

Mark Dankberg, Executive Chairman, Viasat, Inc.: I’m sorry, I missed the very first sentence to that. Who the company that you mentioned?

Landon Park, Analyst, Morgan Stanley: Facebook.

Mark Dankberg, Executive Chairman, Viasat, Inc.: Okay, yeah so on the international front in terms of fixed services, we have two sets of initiatives. One is direct residential broadband that we’re doing in several countries. For instance, we acquired in Europe the other part of the joint venture we have with Eutelsat. And the other part which is the part that, I think you’re referring to, are the we call community internet or shared internet services. And we’re doing that in a few different ways. The main – the main common element is to bring bandwidth in by satellite to some central point and then distribute that bandwidth to end users. And we’re doing that actually in multiple different ways. We’re doing on land. We’re doing it by wireless. We’re doing it by – you know, by unlicensed Wi-Fi. And each of those – we think that each of those will have places under different circumstances. Right now, all three modes of delivery are – I think are growing and are attractive to us under different circumstances.

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: On the Facebook thing specifically, we’re working with those guys right now on transitioning that. So we don’t see any impact.

Mark Dankberg, Executive Chairman, Viasat, Inc.: Yeah. The other part of it is our – you know, what we’re doing with Facebook was more about trying to understand where to deliver service and how effective that service was. And I think that the activity is benefiting both companies.

Landon Park, Analyst, Morgan Stanley: Great. And the last one for me, just on the commercial networks side, can you talk about some of the managed services that you guys expect to ramp up in that business over the next couple of years? And maybe what that margin profile looks like for some of that and the prospects to get that segment closer to breakeven?

Mark Dankberg, Executive Chairman, Viasat, Inc.: Okay. So far, on the communications networks side. So, one is from a managed services perspective, the main thing that we’ve been doing there is in what we call Real-Time Earth is that that what you’re – so that is a shared network service business primarily for Earth observation downlinks, data downlinks. Is that what you’re referring to?

Landon Park, Analyst, Morgan Stanley: Yes, that is what I’m referring to.

Mark Dankberg, Executive Chairman, Viasat, Inc.: Yeah. So it’s still a relatively small business, but it’s growing pretty steadily. Right now what we’ve been doing is working primarily with third party partners. We did one with indigenous people in Australia. We just recently did one in Ghana. And we have more opportunities for that. And then the other kind of really – there are two other really interesting elements to that. One of the main businesses in our communication networks is this accounted for a lot of growth for us is building kind of the largest, most capable full motion ground antenna systems. And the reason that’s valuable is very large antenna took a lot more efficient and getting high speed data down to high speed for the highest resolution sensor data. And then the other one is that that makes them most effective for these new generation of very, very small satellites. So you don’t need a lot of power [indiscernible] 00:19:16 from the spacecraft. You can focus most of your value on the sensing part. So those two things are really valuable.

And then the other thing that we’re working to integrate with that is I think it was LEO GEO relay, which is a very unique mission that the ViaSat-3 constellation can do because of the global coverage in the high capacity. So, right now, look, they’re small businesses. They’re good-margin businesses, and we take that as the variable costs low. So, as they scale, those margins will improve.

On the overall issue of EBITDA, turning that business EBITDA positive, the main – kind of the main thing that has been a drag on EBITDA is we think is actually a benefit, which is we’re doing our own payload designs for the Viasat satellite series, and we’re also now extending some of those payload capabilities into third-party satellites. Like one area that’s been good for us has been cross-links for satellites, and we have a number of government contracts for that. We have commercial contracts for cross-linking. We think that’s a really attractive business.

So the fact that we do that for both ourselves and others as opposed to just buying satellites like most other satellite operators do means that we expense the R&D as opposed to capitalizing the R&D that goes into these next-generation satellite designs. And that’s – that is the single ticket. I mean, it’s really the only factor in the negative EBITDA in that business.

Shawn Duffy, Chief Financial Officer & Senior Vice President, Viasat, Inc.: Yeah, Landon. It’s Shawn. Just to add to it, right, we – most of our R&D, we centralize in that segment, right? That’s across the segment.

Landon Park, Analyst, Morgan Stanley: Right, right.

Shawn Duffy, Chief Financial Officer & Senior Vice President, Viasat, Inc.: …so most of it flows there. So, outside of that, it’s a nicely profitable segment for us.

Landon Park, Analyst, Morgan Stanley: No, I understand. I was just trying to understand if, on a reported basis, that there was a path over the next three years or so to get it closer to breakeven.

Shawn Duffy, Chief Financial Officer & Senior Vice President, Viasat, Inc.: Yeah. I mean, I think we’re – I think we’ll see improvements in that. We’re going to continue to have good momentum in IFC delivery of terminals there, but we’re going to continue to invest as well for next gen and things that we think are very valuable, both in commercial applications as well as government.

Landon Park, Analyst, Morgan Stanley: In R&D, is 5% of revenues is still good estimate?

Shawn Duffy, Chief Financial Officer & Senior Vice President, Viasat, Inc.: Yeah, this quarter we are about 5.2%. So 5%, 5.5%, somewhere between there is a good estimate.

Landon Park, Analyst, Morgan Stanley: Great. Thanks. Thanks, everyone, for all the color.

Mark Dankberg, Executive Chairman, Viasat, Inc.: Thanks, Landon.

Operator: Thank you. Our next question comes from Mathieu Robilliard of Barclays. Your line is open.

Mathieu Robiliard, Anaylst, Barclays Capital Securities Ltd.: Good afternoon and thank you very much. I have three questions, please. The first one relates to the Inmarsat acquisition. You were mentioning in your scripted remarks that you’ve engaged with clients and clients are asking about what this could mean and what kind of services maybe you can provide. Could you give us a little bit more color in terms of what is their interest focused on in the combined Inmarsat-Viasat proposition?

Mark Dankberg, Executive Chairman, Viasat, Inc.: Sure. Yeah. So the main things that we’ve been focused on and these are – I’d say, these are common among a lot of these mobility businesses. Number one is this issue about bandwidth density, which is how you – how do you avoid congestion in your network so that your mobility customers get – have a reliable service even when they go into busy airports or hubs. One of the things we showed – which we thought was one of the most important slides in our presentation about the Inmarsat acquisition was just the density of demand for commercial air and commercial air is relatively easy to show because it’s scheduled in airlines. But similar situations occur in things like general aviation, maritime and other, and even in land mobile applications.

So that – you know, one of the things that’s really been an important factor for Viasat’s growth has been our ability to deal with that, especially in the US, which is the largest domestic market for air travel. And, you know – and if the large airlines that we serve in the large airport cities, I think we’ve been able to demonstrate our ability to keep ahead of that issue. So that’s one.

Another one that I think people are really interested in and especially in maritime and in some of the intercontinental aviation is hybrid services between K-band and L-band and being able to provide that continuity of service even under the worst weather conditions, which is where when you think of airline safety or maritime safety, where a lot of the most distressed situations are associated with bad weather.

So that’s, you know, being able to bundle those things into attractive systems is a really good thing. And then the other, you know, which has been kind of the main thing that airlines have been looking to ViaSat-4 that we believe Inmarsat really accelerates is redundant global coverage. And so, we’ll get there faster and we’ll have multiple satellites, but that’s sort of those long-haul international routes. I’d say those are kind of the main – some of the main topics that customers have come to us to discuss first.

Mathieu Robiliard, Anaylst, Barclays Capital Securities Ltd.: And is that – if I can follow up, is that also a discussion you are having with governments that may require more capacity?

Mark Dankberg, Executive Chairman, Viasat, Inc.: Well, yes. If you look at – I mean, one of the things that’s also been a valuable business for us, as well as for Inmarsat, is in dealing with government applications. And the big thing with government applications is that they don’t really know where their hot spots will be. They can anticipate, but they can pop up anywhere in the world, and when they do, they also have this issue about very large amounts of demand concentrated in relatively small geographic areas.

So being able to deal with those issues and being able to deal with some of the unique things that we bring, for instance, with ViaSat-3 or the potential to deliver uplink speeds from platforms that are exceptionally good, much better than even a lot of these new NGSO systems. So those are – they’re just the attractions of the combined resources and capabilities of the companies.

Mathieu Robiliard, Anaylst, Barclays Capital Securities Ltd.: Thank you. If I continue on the government and specifically service revenues, which kind of links a bit to what we just discussed, I realize service revenues and bandwidth demand for you today in government services is a small part of your revenues. But I was wondering if you’re seeing any increase in demand recently – obviously, we’re in a slightly more tense geopolitical situation – and whether in the past you’ve seen big increases in demand linked to any deterioration on that front.

Mark Dankberg, Executive Chairman, Viasat, Inc.: Yeah. So, I mean, I think all satellite operators tend to see increased demand for government bandwidth when there are, you know, when there are conflicts in the world. So, you know, we’re not – look, if you have bandwidth in the places where it’s needed then you’re in a position to be able to help support that. I think more recently, yeah, there is threat of conflict which doesn’t come out – turn out to be that way. So right now, we’re just really seeing more I’d say inquiries about, you know, more around planning and contingency planning. Well, you know, what can be done.

And I think we’re, you know, as we’ve grown, I think we’re in a position to be able to deliver more support. In general, though, you know, some places demand has gone down and it will probably appear in new places if it does.

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: And overall, the services portion of our government revenue has been growing over the last few years.

Mark Dankberg, Executive Chairman, Viasat, Inc.: Yeah, I think we’ve talked about something in the 20%, 25% range of total services being a total of government systems revenue.

Mathieu Robiliard, Anaylst, Barclays Capital Securities Ltd.: Great. Thanks. And if I finish with one question on the US broadband market. So you do mention in your press release that the number of subscribers has come down a bit and that’s kind of voluntary to some extent as you want to use more capacity in IFC. But I had a broader question concerning the market and the competition there because some of the telecom players are pushing a lot more it seems FWA solutions as a way to increase their revenues. And I was wondering if you saw that as potentially a new source of competition, a reduction of your potential addressable market in the US. Thank you.

Mark Dankberg, Executive Chairman, Viasat, Inc.: Okay. No, we don’t – it turns out fixed wireless has not really been a material factor in changing the market for satellite broadband in the US. There are other factors…so cable, edge-outs, fiber, new fiber builds, those are probably more of a factor. And then the other one that I think kind of ebbs and flows depending on the economy demand and a couple of other factors is, that people just using their mobile service plan as their home broadband service, and that becomes a little more tenable for people when they have – when they’re going to the office and they have broadband resources at work or somewhere other than at home.

But those are the main factors. And that’s how what we see probably shaping the market over the next few years. We’ve done a pretty detailed microanalysis of that on a region-by-region basis. And we think it will eat into the market, but it’s not going to eliminate the market. There’s – what we’ve expected over the next five years. We talked about this a few times. It’s kind of modest growth and our subscriber base in the US between now and 2025.

Mathieu Robiliard, Anaylst, Barclays Capital Securities Ltd.: Great. Thank you very much.

Mark Dankberg, Executive Chairman, Viasat, Inc.: Thank you.

Operator: Thank you. Our next question comes from Chris Quilty of Quilty Analytics. Your line is open.

Chris Quilty, Founder & Partner, Quilty Analytics LLC: Thanks, guys. Had a question about the forgotten acquisition, maybe with RigNet. We haven’t talked about it in a lot of detail, but can you give us maybe a status update, now that you’ve had a couple of quarters under your belt, of what you’re seeing in that business in terms of both business operations, integration, cost reductions? And I guess putting Inmarsat aside for a moment because there’s a lot of changes that would come, but like what plans do you have now for that business in terms of growing it and migrating it with the ViaSat-3 services?

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: Yeah. So the integration has gone very well between the two groups. There were some initial cost reductions that took place early on. We’ve been working on the integration of the business areas and become – our global operations have all been integrated under one group. So that’s gone well.

We have started our initial first Ka-band deployment on some of the rigs where they were previously leasing capacity, but that’s just the very beginning. It just started with some trials. That’s obviously one of the big benefits here to both drive performance and help in the cost profile over time.

That will improve as we begin to launch these ViaSat-3 satellites. That’s where the real growth opportunity there is. And the Intelie part of that business has been a very positive surprise, really strong team, has a good platform.

They continue to win new business, and we’re – there’s other applications across Viasat where that group can help. So we’re – I’d say things are about as expected so far.

Chris Quilty, Founder & Partner, Quilty Analytics LLC: Got you. And a question on that Ka-band band rollout on the rigs, there was probably some reason in the past why RigNet was hesitant to use Inmarsat as the backup. But have you determined what the backup path will be there for those systems?

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: One of the things we’re not doing is disclosing our execution strategy to the competition. So I think one of the things we’re doing in these trials is demonstrating what’s capable. And so, you know, our view is if you give a whole bunch of people much more bandwidth and charge them a lot less is you create things that they would have done have they been able to do and work. And so we’re able to do that in areas where we have a footprint right now, which is limited as those satellites roll out. And then with Inmarsat, we won’t be limited to that. And so, we’d be able to do that across the board. So the real opportunity here is growing the type of services we deliver to all these platforms.

Chris Quilty, Founder & Partner, Quilty Analytics LLC: Understand. A different question. Mark, you mentioned cross links. I assume you were referring to RF and not optical cross links.

Mark Dankberg, Executive Chairman, Viasat, Inc.: Yes. Correct.

Chris Quilty, Founder & Partner, Quilty Analytics LLC: Okay. Can you name any of the programs where, you know, you’re targeting business because I’m not aware of any offhand at least unclassified?

Mark Dankberg, Executive Chairman, Viasat, Inc.: Well, the largest commercial one that we’ve had is Iridium. So we did all of the onboard – Iridium’s a cross-linked system. So we did all of the onboard cross-links for Iridium. We have mostly, otherwise, so far, have been mostly government programs, including I don’t really want to name one, but some name brand new multi-satellite government programs will be – we’ve been funded and I think we’ll be in the production version of those satellites as well. And you know, the cross-links that we’ve been doing are generally K-banned or much higher frequencies that have a lot more capacity. I think one of the – one of the most interesting ones one of the most interesting ones where we are getting traction as well in both government and commercial programs is in the LEO to GEO crosslinks and that – which is a pretty unique capability with a big – the big advantage there, if you have a very high capacity global system like ViaSat-3, you can just insert the LEO crosslinks into the global coverage capability of a ViaSat-3. So that’s a really, really interesting opportunity and we’re getting good traction on that on both government and commercial sides.

Chris Quilty, Founder & Partner, Quilty Analytics LLC: Got you. And the sort of high profile government name is that perhaps a new effort with a generic sounding dumb name and very high volume or the primary focus is on optical?

Mark Dankberg, Executive Chairman, Viasat, Inc.: No, no. I don’t want to stoke speculation. There’s certainly a place for optical crosslinks. The big advantage of RF crosslinks, and RF is kind of interesting in the gigabit up to a gigabit range and you may see optical crosslinks in more the gigabit range. But if a gigabit is a worthwhile bandwidth, the big advantage of optical is much cheaper, much less power. It doesn’t require the platform stability. You can network it so you can hop the links around. A lot easier to make and break connections. Go packet networks. So there’s – I know there’s a lot of focus on laser crosslinks. But the optical one is it’s a really interesting market and one that I think we are. I mean, RF – again, RF is really interesting. And it’s one where I think we have a really good competitive position.

Chris Quilty, Founder & Partner, Quilty Analytics LLC: Got you. And because I didn’t ask Shawn any questions, I’m going to follow up with one financial question, which is, when you were talking – mentioning with Rick earlier the ground equipment costs, are those capitalized costs now or those costs cost that you are spending?

Shawn Duffy, Chief Financial Officer & Senior Vice President, Viasat, Inc.: Okay. So Chris, what I was trying to capture for you guys is how the OpEx will ramp ahead of the service launch [indiscernible] 00:37:53 CapEx.

Chris Quilty, Founder & Partner, Quilty Analytics LLC: Okay. And you’re not – again it’s not able to capitalize any of the ground equipment, R&D and build out until the satellite is operational?

Shawn Duffy, Chief Financial Officer & Senior Vice President, Viasat, Inc.: No, it’s part of the full project profile that we’ve given you guys, which includes a satellite, the launch insurance, all the initial ground that stuff is capitalized. It’s just not operating when you light it up essentially that gets expensive.

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: Think of power and fiber optics and rent and all of those types of expenses.

Chris Quilty, Founder & Partner, Quilty Analytics LLC: Great. And I know you haven’t given out a specific number, when do you use the term gateway? No? What’s the name you use for your [indiscernible] 00:38:38

Mark Dankberg, Executive Chairman, Viasat, Inc.: Satellite access nodes – they’re feeder link gateways.

Chris Quilty, Founder & Partner, Quilty Analytics LLC: Yes. Okay. What percent of those are installed now and do you light them up and keep them lit up until ViaSat-3’s launch or do you kind of light them up and turn them off just to test them?

Mark Dankberg, Executive Chairman, Viasat, Inc.: So we probably have – close to half of the initial set of SANs in the US.

Shawn Duffy, Chief Financial Officer & Senior Vice President, Viasat, Inc.: Coming over the next few months.

Mark Dankberg, Executive Chairman, Viasat, Inc.: Yeah, somewhere in that range is what will happen. One of the things Rick mentioned is that things are going well on space ground testing. We’re able to test a lot of the integration using the new ground network in one of our existing satellites. We test a lot of functionality. So what we are doing is we’re lighting up some of them along the way to increase the scope of that testing. But the bulk of them will be activated very close to the launch or post- launch.

Chris Quilty, Founder & Partner, Quilty Analytics LLC: Got you. And final question for Shawn. I think the last number you gave was $2.3 billion for the ViaSat-3 program. Just a clarification, does that include capitalized interest or not?

Shawn Duffy, Chief Financial Officer & Senior Vice President, Viasat, Inc.: That is, without the capitalized interest, about that range.

Chris Quilty, Founder & Partner, Quilty Analytics LLC: Okay. Perfect. Thank you.

Mark Dankberg, Executive Chairman, Viasat, Inc.: Thanks, Chris.

Operator: Thank you. Our next question comes from Louie DiPalma of William Blair. Your line is open.

Louie DiPalma, Analyst, Williams Blair & Co. LLC: Good afternoon, Rick, Mark, and Shawn.

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: Good afternoon.

Louie DiPalma, Analyst, Williams Blair & Co. LLC: I was wondering, does the UK government have any interest in investing in the Viasat-Inmarsat combination in the same way that they invested $500 million into OneWeb?

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: We haven’t had that discussion. I think OneWeb was having those discussions. I’d say that’s a big difference as they were looking for investors. I don’t think the UK government is probably interested in investing in a public company.

Louie DiPalma, Analyst, Williams Blair & Co. LLC: Okay. That makes sense. And switching to ViaSat-3, I was wondering, what is your degree of confidence that you will have ViaSat-3 services commencing or either consumer broadband or aviation this year.

Mark Dankberg, Executive Chairman, Viasat, Inc.: I would say pretty good, I mean, we have that — we have a plan that does that. But there’s uncertainties along the way. I wish we could be, I wish we could be certain. But you can’t be certain. I think we have a – I think we have a plan. But, if you look at sort of the main thing that caused lot of schedule it was, there was the lack of availability of specific people who would have been able to forecast that three months ago, things looked like COVID stuff was going away and life was going back to normal. So I wish I could say they’re certain but we have a plan. Generally we’ve been pretty good at executing plans when the assumptions behind them hold true.

Louie DiPalma, Analyst, Williams Blair & Co. LLC: Okay, thanks. Thanks, Mark. And for the customer premise equipment and the terminals associated with the ViaSat-3 system, how will the economics be different for new customers that want to use the ViaSat-3 system versus existing customers that are currently on ViaSat-1 or ViaSat-2 that looking to upgrade? And the reason I’m asking is a lot has been made about how SpaceX with Starlink takes a pretty hefty loss on their terminal. And I’m wondering like how does that loss compare to the economics for geostationary type terminal?

Mark Dankberg, Executive Chairman, Viasat, Inc.: Okay. So one is the ViaSat-3 overall economics. I think we’ll be in line with what we’ve experienced since I think will be in line with what we’ve experienced since we did ViaSat-1, which think of it as customer app, customer lifetime value compared to customer’s acquisition costs. Lifetime tends to be 3x, somewhere in that range, right, about a particular lifetime value. And that’s based on many, many years of good understanding of customer acquisition cost, churn statistics, ongoing customer support. And I think we have some initiatives that actually reduce cost and can improve that. So we’ll see similar things with ViaSat-3. It’s kind of what we expect.

The – so the – and the thing I would say that maybe doesn’t get as much attention as it probably should from investors to think about is really there’s the kind of the biggest issue in running these businesses to deliver an attractive service and to do it profitably is the amortized air time costs. And so if you think about it, this is kind of what we’ve said in the past is there’s kind of a rule of thumb of think of bandwidth in space as inventory and you’re seeing that right now, right? Whether it’s – it doesn’t matter if it’s GEO or LEO. If you don’t have enough bandwidth and you add more customers or that you’re saying customers use more bandwidth, speeds can drop and that’s exactly what you’re seeing. For instance, in the LEO where all the speeds are dropping if you don’t add more bandwidth and the customers you already have use more bandwidth even if you don’t add any new ones.

So, what we think about is when we bring on these systems that have big improvements in the airtime economics, well, we tend to value the bandwidth on all of our systems at the lower cost tier market. But that’s kind of the way that you tend to think about bandwidth.

So we can offer – we’ll be able to offer a lot of the same services that we do on ViaSat-3 on the older satellites. They’re capable of doing it. They don’t – you don’t have to necessarily switch satellite or get a new CPE to be able to get the new services. That’s kind of what the – that’s the payoff of that, and that helps us to preserve this kind of ratio of lifetime value to customer acquisition cost.

Does that answer your question?

Louie DiPalma, Analyst, Williams Blair & Co. LLC: Yes. Great. Thanks. Thanks. Thanks, Mark. Thanks, Rick. That’s it.

Operator: Thank you. Our next question comes from Ryan Koontz of Needham & Company. Your line is open.

Ryan Koontz, Analyst, Needham & Co. LLC: Thanks for the question. On the Delta IFC business, it sounds like that’s really humming here. When do you expect that to peak on the commercial side as you kind of penetrate the fleet there? I mean, any outlook on timeline?

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: Well, we’re a little over halfway through the build-out of the current backlog with Delta. And so we’re still ramping there, and there are – there’s a lot of other activity, I’d say, in the commercial air marketplace. It’s only a fraction of our...

Mark Dankberg, Executive Chairman, Viasat, Inc.: If you look at the number of new planes that we have on order that we described in the letter, Delta is less than half of that.

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: Well under half, yeah. And it’s not – it hasn’t been – we don’t expect it to stop. There’s just a lot of new interest.

Ryan Koontz, Analyst, Needham & Co. LLC: Got it. And just a housekeeping question here on the acquisitions expense popping up in the quarter there. Expect that to stay pretty steady into the close of the deal and kind of ramp post integration of Inmarsat?

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: Right up front was pretty heavy on the expense side. We are still running – we are still spending money. There’s definitely lawyers still working on regulatory filings and they can spend money for sure, but it’s not at the rate it was in the December quarter.

Ryan Koontz, Analyst, Needham & Co. LLC: Got it. That’s helpful. That’s it.

Mark Dankberg, Executive Chairman, Viasat, Inc.: Thanks, Ryan.

Richard A. Baldridge, President, Chief Executive Officer & Director, Viasat, Inc.: Okay. I think that’s the last question. So I just want to say, operator, thank you and thanks to everybody. Together with Mark and kind of the rest of the team here, we want to thank you guys for spending some time with us. Hopefully, you found the letter informative in your continued feedback on that back the piece is helpful. Makes it continue to make it better for trying to answer your questions next time.

Our operational momentum is still really positive. We’re excited about the capabilities and opportunities that Inmarsat will bring. We think they have got a strong team and their performance has been excellent over the same period. But at the same time, we’re focused on what we’re doing. We’re focused on our execution.

Our leadership team and our employees are really focused on executing our plan. So again, don’t hesitate to reach out to Peter with input or other questions you’ve got. And we look forward to following up with you guys. Thanks.

Operator: And this concludes today’s conference call. Thank you for participating and you may now disconnect.

Additional Information About the Transaction and Where to Find It

This communication is being made in respect of the proposed business combination transaction between Viasat and Inmarsat pursuant to the terms of that certain Share Purchase Agreement, dated as of November 8, 2021, by and among Viasat and the shareholders of Inmarsat. Viasat intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in respect of a stockholder meeting to obtain stockholder approval in connection with the transaction. The definitive proxy statement will be sent or given to the stockholders of Viasat and will contain important information about the transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIASAT, INMARSAT AND THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of these materials (when available) and other documents filed by Viasat with the SEC through the website maintained by the SEC at www.sec.gov. In addition, free copies of these materials will be made available free of charge through Viasat’s website at https://www.viasat.com.

Participants in the Solicitation

Viasat, and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Viasat in connection with the transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Viasat’s stockholders in connection with the transaction will be set forth in Viasat’s definitive proxy statement for its stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the transaction will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the transaction.

Forward-Looking Statements

This communication contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on current expectations, estimates, forecasts and projections about the industries in which Viasat and Inmarsat operate and the beliefs and assumptions of their respective management. The parties use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words and similar expressions to identify forward-looking statements. Forward-looking statements include, among others, statements that refer to the proposed acquisition of Inmarsat (the Inmarsat Transaction) and any statements regarding the expected timing, benefits, synergies, growth opportunities and other financial and operating benefits thereof, the closing of the Inmarsat Transaction and timing or satisfaction of regulatory and other closing conditions, or the anticipated operations, financial position, liquidity, performance, prospects or growth and scale opportunities of the combined company; the impact of the novel coronavirus (COVID-19) pandemic on our business; our expectations regarding an end to the pandemic and a lessening of its effects on our business, including expectations for increased airline passenger traffic, IFC growth and normalization of government acquisition processes; projections of earnings, revenue, leverage, capital investments, costs or other financial items; anticipated growth and trends in our business or key markets, including expectations for growth following launch of the ViaSat-3 constellation; the ability to capitalize on awards received and unawarded IDIQ contract vehicles; future economic conditions and performance, including financial guidance and outlook and expectations for performance and results of operations in FY2022 and beyond; the development, demand, customer acceptance and anticipated performance of technologies, products or services; satellite construction and launch activities, including expectations regarding payload delivery, integration, testing, completion and launch of our ViaSat-3 class satellites; the performance and anticipated benefits of our ViaSat-3 class satellites and any future satellite we may construct or acquire; the expected completion, capacity, service, coverage, service speeds and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; anticipated subscriber growth; plans, objectives and strategies for future operations; international growth opportunities; the number of additional aircraft under existing contracts with commercial airlines anticipated to be put into service with our IFC systems, as well as any statements regarding existing and prospective orders from current and new IFC customers; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially include: risks and uncertainties related to the pending Inmarsat Transaction, including the failure to obtain, or delays in obtaining, required regulatory approvals or clearances; the risk that any such approval may result in the imposition of conditions that could adversely affect us, the combined company or the expected benefits of the

Inmarsat Transaction; the failure to satisfy any of the closing conditions to the Inmarsat Transaction on a timely basis or at all; any adverse impact on our business as a result of uncertainty surrounding the Inmarsat Transaction; the nature, cost and outcome of any legal proceedings related to the Inmarsat Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement for the Inmarsat Transaction, including in circumstances requiring us to pay a termination fee; the risk that our stock price may decline significantly if the Inmarsat Transaction is not consummated; the failure to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the Inmarsat Transaction; risks that the Inmarsat Transaction disrupts current plans and operations or diverts management’s attention from its ongoing business; the effect of the announcement of the Inmarsat Transaction on our ability to retain and hire key personnel and maintain relationships with our customers, suppliers and others with whom we do business; our ability to successfully integrate Inmarsat operations, technologies and employees; our ability to realize anticipated benefits and synergies of the Inmarsat Transaction, including the expectation of enhancements to our products and services, greater revenue or growth opportunities, operating efficiencies and cost savings; our ability to ensure continued performance and market growth of the combined company’s business; our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites and any future satellite we may construct or acquire; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband services on our anticipated timeline or at all; capacity constraints in our business in the lead-up to the launch of services on our ViaSat-3 satellites; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers, and employees or the overall economy; our ability to realize the anticipated benefits of our other acquisitions or strategic partnering arrangements, including the RigNet and EBI acquisitions; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. Government; changes in the global business environment and economic conditions; delays in approving U.S. Government budgets and cuts in government defense expenditures; our reliance on U.S. Government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell or deploy our products and services; changes in the way others use spectrum; our inability to access additional spectrum, use spectrum for additional purposes, and/or operate satellites at additional orbital locations; competing uses of the same spectrum or orbital locations that we utilize or seek to utilize; the effect of recent changes to U.S. tax laws; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to revise or update any forward-looking statements for any reason.